UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2024

Actuate Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-42139	47-3044785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 River Run, Suite 400
Fort Worth, Texas 76107
(817) 887-8455

(Address and zip code; telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000001 per share	ACTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As described in the Registration Statement on Form S-1 (File No. 333-279734), as amended, (the “Registration Statement”) filed by Actuate Therapeutics, Inc. (the “Company”), with respect to the closing of the Company’s initial public offering of shares of its common stock (the “IPO”), each of Jason Keyes, Roger Sawhney, and Amy Ronneberg were appointed to the Company’s Board of Directors (the “Board”) on May 20, 2024. Mr. Keyes' term as a director and service on the Audit Committee of the Board took effect on August 12, 2024, and Dr. Sawhney's and Ms. Ronneberg's terms as directors and service on their respective Board committees took effect on August 14, 2024. Mr. Keyes, Dr. Sawhney, and Ms. Ronneberg are independent directors as defined under the applicable rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the Nasdaq Stock Market LLC.

Additional information regarding, among other things, each of Mr. Keyes, Dr. Sawhney, and Ms. Ronneberg’s background is contained in the Registration Statement and is incorporated herein by reference.

Also as described in the Company’s Registration Statement, Les Kreis, Jr. resigned from the Board effective immediately prior to the closing of the Company’s initial public offering.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 14, 2024, the Company filed its Sixth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the closing of the IPO. The Company’s Board of Directors (the “Board”) and stockholders previously approved the Restated Certificate to be effective subject to and effective immediately prior to the closing of the IPO.

The Restated Certificate amends and restates the Company’s Fifth Amended and Restated Certificate of Incorporation, in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 200,000,000 shares; (ii) authorize 10,000,000 shares of undesignated preferred stock that may be issued from time to time by the Board in one or more series; (iii) establish a classified board of directors, divided into three classes, each of whose members will serve for staggered one year terms, with initial Class I directors serving for a term expiring at the first annual meeting of the stockholders; initial Class II directors serving for a term expiring at the second annual meeting of the stockholders; and initial Class III directors serving for a term expiring at the third annual meeting of the stockholders; (iv) provide that directors may be removed from office only for cause by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding voting stock then entitled to vote in an election of directors; (v) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting and (vi) provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The Restated Certificate also retains the provision that designates the Court of Chancery of the State of Delaware to be the sole and exclusive forum for certain actions, including, but not limited to, derivative actions or proceedings brought on behalf of the Company or actions asserting claims of breach of a fiduciary duty owed by any of the Company’s directors, officers or stockholders to the Company or the Company’s stockholders.

The foregoing description of the amendments made in the Restated Certificate is qualified by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On August 14, 2024, in connection with the closing of the IPO, the Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”), previously approved by the Board to become effective subject to and effective immediately prior to the closing of the IPO, became effective. The Amended and Restated Bylaws amend and restate the Company’s bylaws in their entirety to, among other things: (i) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (ii) establish procedures relating to the nomination of directors; and (iii) conform to the amended provisions of the Restated Certificate.

The foregoing description of the amendments made in the Amended and Restated Bylaws is qualified by reference to the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01. Other Events.

On August 14, 2024, the Company completed its IPO of 2,800,000 shares of its common stock at a public offering price of $8.00 per share. In addition, the Company granted an option to the underwriters to purchase up to 420,000 additional shares, solely to cover over-allotments, if any, less the underwriting discount within 30 days of August 12, 2024. The net proceeds to the Company from the IPO were $19.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Sixth Amended and Restated Certificate of Incorporation of Actuate Therapeutics, Inc.

3.2	Amended and Restated Bylaws of Actuate Therapeutics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Actuate Therapeutics, Inc.

Date: August 14, 2024	By:	/s/ Daniel M. Schmitt
Name: Daniel M. Schmitt
Title: President and Chief Executive Officer